Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Structural Dynamics Research Corporation (SDRC) of our report dated February 15, 1995, which appears in SDRC's 1994 Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts", "Summary of Selected Consolidated Financial Data" and "Selected Historical and Proforma Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary of Selected Consolidated Financial Data" and "Selected Historical and Proforma Consolidated Financial Data."


/s/ Price Waterhouse LLP
Price Waterhouse LLP
Cincinnati, Ohio
February 12, 1996